Exhibit 107

Calculation of Filing Fee Tables
Form S-1
(Form Type)
Globa Terra Acquisition Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, par value $0.0001, three-fourths of one redeemable warrant and one right to receive one-twentieth (1/20) of a Class A ordinary share upon the consummation of an initial business combination(2)	Rule 457(a)	17,499,550	$10.00	$174,995,500	0.0001531	$26,791.81
Fees to be Paid	Equity	Class A ordinary shares to be included as part of the units(3)	Rule 457(a)	17,499,550	—	—	—	—(4)
Fees to be Paid	Equity	Redeemable warrants to acquire one Class A ordinary share included as part of the units	Rule 457(a)	13,124,662	—	—	—	—(4)
Fees to be Paid	Equity	Rights to receive one-twentieth (1/20) of a Class A ordinary share upon the consummation of an initial business combination included as part of the units	Rule 457(a)	17,499,550	—	—	—	—(4)
Fees to be Paid	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units(3)	Rule 457(a)	13,124,662	$11.50	$150,933,613	0.0001531	$23,107.94
Fees to be Paid	Equity	Class A ordinary shares underlying rights included as part of the units(3)	Rule 457(a)	874,977	$10.00	$8,749,770	0.0001531	$1,339.59
	Total Offering Amounts							$334,678,883.00
	Total Fees Previously Paid							$0.00
	Net Fee Due							$51,239.34

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)
Includes 2,282,550 units, consisting of 2,282,550 Class A ordinary shares, 1,711,912 redeemable warrants and 2,282,550 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).